Exhibit 10.1

[CONSOL Letterhead]

March 2, 2009

Peter B. Lilly

9091 Sherwood Court

Nevillewood, PA 15142

Dear Mr. Lilly:

This letter amends and replaces the letter provided to you dated January 16, 2009.

As we discussed, CONSOL Energy Inc. (the “Company”) and CNX Gas Company are reorganizing. Going forward, the companies will combine management and other functions. This reorganization, along with others in the Company, is aimed at improving performance, increasing efficiency and reducing costs in these tumultuous economic times. One aspect of this is that your employment with the Company ended effective as of January 31, 2009.

As a result of your separation from employment you will receive the following separation benefits:

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Separation payment. You will receive a one-time gross payment of $635,000, minus required deductions. This amount will be paid after the proposed agreement becomes effective, and no later than March 15, 2009.

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Bonus. While you will not receive a bonus, you will receive a one-time gross payment of $450,000, minus required deductions. This amount, to which you are not otherwise entitled but which was calculated using the applicable formula under the Company’s Executive 2008 Annual Incentive Program, will be paid after the 2008 bonuses are paid to active employees, and after this proposed agreement becomes effective, no later than March 15, 2009.

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Rights Under Equity Award Documents. The provisions relative to “reductions in force” will be applied to your Nonqualified Stock Option Agreements, the terms and conditions of the Letters Regarding your Restricted Stock Unit Awards, and the Company’s Long-Term Incentive Programs with respect to your right to retain Performance Share Units. (Collectively, the awards, agreements, and plans governing your stock options, restricted stock units, and performance share units are referred to here as the “Equity Award Documents”). The amounts of shares underlying your stock options, restricted stock units, and performance share units as of January 31, 2009 are set forth on the attachment to the January 14, 2009 memo from Jerry Richey to you, entitled “Rights Under Equity and Agreements,” which is incorporated into this letter by reference, and all such equity awards are subject to the terms and conditions of the Equity Award Documents.

Receiving all of these benefits is expressly conditioned on your execution (without revocation) of this agreement. You are not otherwise entitled to all of the above separation benefits, unless you sign (and do not revoke) this agreement.

This letter confirms that you are covered under the indemnity provisions of the Company’s directors and officers policy as to acts taken while actively employed, subject to the terms of that policy, and you are covered by any indemnity that is otherwise provided by law or the Company’s bylaws, to the extent applicable, and subject to the terms of such provisions.

The Company advises you to consult with an attorney of your choosing regarding this agreement, which includes an offer of consideration in exchange for a release of claims. You have 45 days from January 16, 2009 to review and consider its terms. Even after signing this agreement, you have seven days after signing it to revoke it, if you change your mind.

When this agreement becomes effective, you agree that, in consideration of the compensation being provided to you as a result of the agreement, the following restrictive covenants and related provisions are incorporated by reference in this agreement, and are fully applicable and enforceable, notwithstanding anything to the contrary in the Equity Award Documents: Sections 4(a) (Termination of Employment), 9 (Non-Competition), 10 (Confidential Information and Trade Secrets), 11 (Remedies), and 12 (Failure to Enforce Not a Waiver) of your Nonqualified Stock Option Agreements; the paragraphs of the Terms and Conditions of your Restricted Stock Unit Awards titled “Forfeitability,” “Non-Competition Covenant,” Proprietary Information Covenant,” and “Failure to Enforce Not A Waiver”; and Sections 11 (Non-Competition), 12 (Confidential Information and Trade Secrets), and 13 (Remedies/Forfeiture) of the Long-Term Incentive Programs governing your performance share units. Nothing in this agreement shall be construed as a waiver or relinquishment by the Company of any of its rights under any of those provisions. If you are considering future employment opportunities and want to discuss whether those are impacted by the above restricted covenants and related provisions, please contact Martha Wiegand, in-house counsel to the Company, at (724) 485-4009.

Regardless of whether you sign this agreement, to the extent you have unused and accrued vacation time for 2009 as of your last day of work, you will be paid for such amounts in a lump sum (minus required deductions) pursuant to the CONSOL Energy Inc. Vacation Policy.

By signing and not revoking this agreement, you release CONSOL Energy Inc., CNX Gas, Inc., and all of their affiliated companies (collectively, the “CONSOL Companies”) and all of their current and former directors, officers, agents, and employees, from any and all claims you have or might have against them as the result of events that occurred on or before the date this agreement is executed by you, except for the rights described in the next paragraph. Your released claims include, without limitation, all claims relating in any way to your employment with the CONSOL Companies; the termination of your employment; and any cause of action you have or might have for an alleged violation of any express or implied contract, or federal or state law, including (without limitation) the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act, Sarbanes Oxley, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, all as amended, and any other state, federal or local law, rule or regulation. Your released claims also include any claim you have or might have for payments under the CONSOL Energy Inc.

Severance Pay Plan for Salaried Employees. If any administrative agency or court assumes jurisdiction over any charge, complaint, proceeding or action involving claims released in this agreement, you agree that you will not accept, recover, or receive any monetary damages or other relief from or in connection with that charge, complaint, or proceeding.

You have certain rights that are not released by signing this agreement. The foregoing release does not affect the following: any rights or claims that may arise after the date this agreement is executed; your right to enforce the Company’s obligations under this agreement; any rights you may have to vested Company pension or retirement benefits that you are entitled to on the date of execution of this Agreement by you; any rights you may otherwise have relative to nonqualified stock options, restricted stock units, and performance share units; your right to file a charge or complaint with any appropriate federal, state, or local agency, such as the United States Equal Employment Opportunity Commission; your right to participate in or cooperate with any such charge or complaint procedure; your right to challenge the validity of this agreement; and any right that cannot be waived as a matter of law. Any other claim you have or might have is, however, released by this agreement.

If you have any questions regarding the scope of your release, including those rights that are not released, the Company advises you to address that subject with your own attorney before signing this agreement.

The federal Older Workers Benefit Protection Act (“OWBPA”) requires the Company to make a disclosure to you as part of this process. Attached to this agreement you will find a disclosure titled “Appendix A — OWBPA Disclosure.” The OWBPA Disclosure describes the decisional unit or group of individuals considered for employment termination; any eligibility factors for and time limits applicable to the offering of this agreement; the job titles and ages of individuals in your decisional unit who were selected for termination of employment at this time; and the job titles and ages of individuals in your decisional unit not selected.

You have up to and including 45 days from January 16, 2009 to consider the terms of this agreement as proposed by the Company, and the OWBPA Disclosure. This letter, which modifies terms initially proposed by letter dated January 16, 2009, does not restart the running of the 45-day period. If you decide to sign this agreement, you may then revoke your acceptance of it for up to seven days after signing it, by notifying me in writing before the expiration of that seven-day period. This agreement will not become effective until the expiration of that seven-day period. Your separation payments will not be made until after the expiration of the seven-day revocation period.

The Company will rely on your signature of this agreement as your representation that you read this agreement and the OWBPA Disclosure carefully, and that you have a full and complete understanding of their terms, after having had sufficient opportunity to discuss the documents with an attorney of your own choosing, and that in executing this agreement, you did not rely upon any statement or representation made by or on behalf of the CONSOL Companies or by any of their officers, agents, employees or attorneys.

You should not sign this agreement if you do not understand its terms, including the OWBPA Disclosure.

By signing below, you agree that you have returned, or will return within three business days after January 31, 2009, all property and information belonging to the CONSOL Companies in your possession or control, including but not limited to the following (where applicable): vehicle; computer, phone, and handheld devices; keys, passwords, and/or access cards; and all records, customer lists, written information, forms, plans, and other documents, including electronically stored information. You agree that you are not entitled to receive or retain the separation payments set forth in this agreement until you return all information and property to the Company in compliance with this agreement.

Except as may be necessary to enforce the terms of this agreement, you agree that you will keep the terms of this agreement confidential with yourself, your spouse, and your professional advisors.

Further, you acknowledge that this is an amicable arrangement and will be portrayed as such in all public statements, whether written or oral, by executive management of the Company, and by you. As such, executive management of the Company will not disparage you, and you will not disparage them or the Company. Additionally, you will cooperate with the Company in any future matters relating to your past employment. You agree to be reasonably available to the CONSOL Companies for the purpose of responding to requests for information, to provide information, documents, declarations or statements, to meet with attorneys and other Company representatives, to prepare for and give testimony by deposition or otherwise, and to cooperate in the investigation, defense or prosecution of matters relating to any threatened, present, or future legal actions, investigations or administrative proceedings involving the CONSOL Companies. The Company will advance or reimburse your reasonable costs incurred as a result of these obligations.

If accepted, the provisions of this agreement will be interpreted and construed in a manner intended to comply with Section 409A of the Internal Revenue Code (“Section 409 A”), the regulations issued thereunder or any exception thereto (or disregarded to the extent such provision cannot be so interpreted, or construed). For purposes of Section 409A, each payment will be treated as a separate payment. Each payment under this agreement is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) each payment that is scheduled to be made after the effective date of the termination of your employment and within the applicable 2 1/2 month period specified in Treas. Reg. § 1.409A-l(b)(4) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-l(b)(4); and (ii) each payment that is not otherwise excepted under the short-term deferral exception is intended to be excepted under the separation pay exception as specified in Treas. Reg. § l.409A-1 (b)(9)(iii). You have no right to designate the date of any payment to be made under this agreement. Notwithstanding any provision of this agreement to the contrary, Section 409A may impose upon you certain taxes or other charges for which you are and will remain solely responsible, and nothing contained in this agreement will be construed to obligate the Company or any entity or person affiliated with the Company for any such taxes or other charges, and in no event will the Company have any liability to any person, including you, due to the failure of the agreement or any payment hereunder to satisfy the requirements of Section 409A or any other applicable law.

If all of the above terms are agreeable to you, please sign the enclosed copy of this letter and return it to me for our files. Please direct any questions to Lawrence Drumgoole, (724) 485-4044.

Sincerely,

/s/ P. Jerome Richey

P. Jerome Richey

Executive Vice President and Chief Legal Officer

I KNOWINGLY AND VOLUNTARILY AGREE TO THE

ABOVE TERMS THIS 2nd DAY OF MARCH, 2009,

INTENDING TO BE LEGALLY BOUND.

/s/ Peter B. Lilly
Peter B. Lilly